Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Purchase and Sale Agreement

By and Among

KalVista Pharmaceuticals Limited,

DRI Healthcare Acquisitions LP

and, solely for the purposes of the Guarantor Provisions,

KalVista Pharmaceuticals, Inc.

Dated as of November 4, 2024

TABLE OF CONTENTS

(ii)

Index of Exhibits

Exhibit A: Description of Sebetralstat

Exhibit B: Form of Intercreditor Agreement

Exhibit C: Bill of Sale

Exhibit D: Form of Royalty Report

(iii)

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of November 4, 2024 (this “Agreement”), is made and entered into by and among DRI Healthcare Acquisitions LP, a Delaware limited partnership (the “Buyer”), and KalVista Pharmaceuticals Limited, a company limited by shares incorporated in England and Wales (the “Seller”) and, solely for the purposes of the Guarantor Provisions, KalVista Pharmaceuticals, Inc., a Delaware corporation (the “Parent”).

RECITALS:

WHEREAS, the Seller is in the business of, among other things, developing and commercializing the chemical compound “Sebetralstat” and Products related thereto; and

WHEREAS, the Buyer desires to purchase the Revenue Participation Right from the Seller in exchange for payment of the Purchase Price, and the Seller desires to sell the Revenue Participation Right to the Buyer in exchange for the Buyer’s payment of the Purchase Price, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller and the Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The following terms, as used herein, shall have the following meanings:

“Additional Amount” is defined in Section 5.13(b).

“Affiliate” means, with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For the avoidance of doubt, for the purposes of this Agreement, each of the Parent and its Subsidiaries (including KalVista Pharmaceuticals (Ireland) Limited) are deemed to be an Affiliate of the Seller.

“Aggregate Net Invested Capital” means, if positive, an amount equal to the difference of (a) the Purchase Price actually received by the Seller compounded at a rate per annum equal to Three-Month Term SOFR plus [*], which shall compound annually from the date such Purchase Price is received minus (b) the Cumulative Royalty Payments actually received by the Buyer (and not merely accrued by the Seller).

“Agreement” is defined in the preamble.

“Back-Up Security Interest” is defined in Section 2.1(b).

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or shall admit in writing its inability to, pay its debts as they come due (in the case of the Seller, including an inability to pay its debts as they fall due within the meaning of Section 123 of the UK Insolvency Act 1986) or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, administration, examination, relief of debtors or other similar applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such applicable Law, or the appointment of or taking possession by an administrative or other receiver, manager, trustee, custodian, liquidator, administrator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, winding-up, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, administrative or other receiver, manager, administrator or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within [*] from entry thereof; or (e) the making of an application to a court of competent jurisdiction for protection from the creditors of such Person generally other than in connection with any refinancing in the ordinary course of business.

“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, administration, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar Laws affecting the enforcement of creditors’ rights generally.

“Borrower” is defined in Section 5.8(b).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in London, England and New York, NY, U.S.A. are permitted or required by applicable Law or regulation to remain closed.

“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 7.1(a).

“Buy-Back Option” is defined in Section 5.2(e).

“Buy-Back Option Trigger Event” is defined in Section 5.2(e).

“Buy-Back Price” is defined in Section 5.2(e).

“Buy-Back Window” is defined in Section 5.2(e).

“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person. Notwithstanding anything to the contrary herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of the Accounting Standards Update (“ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

“Change of Control” means the occurrence of any one or more of the following: (a) the acquisition, whether directly, indirectly, beneficially or of record, whether by merger, consolidation, sale or other transfer of securities in a single transaction or series of related transactions, by any Person of any voting securities of the Seller, or if the percentage ownership of any Person in the voting securities of the Seller is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Person is, directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then outstanding voting securities of the Seller; (b) a merger, consolidation, recapitalization, or reorganization of the Seller is consummated that would result in shareholders or equity holders of the Seller immediately prior to such transaction that did not own more than fifty percent (50%) of the outstanding voting securities of the Seller immediately prior to such transaction, owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) the sale, lease, transfer, license or other disposition, in a single transaction or series of related transactions, by the Seller or any Subsidiary of the Seller of (x) all or substantially all rights relating to Sebetralstat, (y) all or substantially all the assets of the Seller and its Subsidiaries taken as a whole or (z) the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of the Seller if substantially all rights relating to Sebetralstat or all of the assets of the Seller and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, license or other disposition is to a wholly owned Subsidiary of the Seller.

[*]

“Clinical and Commercial Annual Report” is defined in Section 5.1(b).

“Clinical Trial” means a clinical trial, investigation or study intended to support or maintain Marketing Approval or Commercialization of a Product, including post-approval clinical trials or studies, in each case on-going as of the Closing Date or initiated thereafter.

“Clinical Updates” means (a) a summary of any material updates with respect to the Clinical Trials, including (as applicable) the number of patients currently enrolled in each such Clinical Trial, the number of sites conducting each such Clinical Trial, the material progress of each such Clinical Trial, any material modifications to each such Clinical Trial, any adverse events in the Clinical Trials, and (b) written plans to start new Clinical Trials.

“Closing” means the closing of the sale, transfer, assignment and conveyance of the Revenue Participation Right hereunder.

“Closing Date” means the date on which the Closing occurs pursuant to Section 3.1.

“Closing Price” is defined in Section 2.2(a)(i).

“CMC” means chemistry, manufacturing and controls with respect to a Product.

“Combination Product” means:

(a) a single pharmaceutical formulation (whether co-formulated or administered together via the same administration route) containing as its active ingredients both a Product and one or more other therapeutically or prophylactically active pharmaceutical or biologic ingredients (each an “Other Component”), or

(b) a combination therapy comprised of a Product and one or more Other Component(s), whether priced and sold in a single package containing such multiple products, packaged separately but sold together for a single price, or sold under separate price points but labeled for use together, in each case, including all dosage forms, formulations, presentations, and package configurations. Drug delivery vehicles, adjuvants and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant or excipient is recognized by the FDA as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7). All references to Products in this Agreement shall be deemed to include Combination Products.

“Commercial Updates” means (a) a summary of material updates with respect to the Seller’s and its Affiliates’ and any Licensee’s sales and marketing activities, (b) a summary of material business development transaction updates, and, (c) if material, a summary of commercial manufacturing arrangements with respect to a Product.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product.

“Commercially Reasonable Efforts” means the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a commercial-stage public biotechnology company of similar size and resources to the Seller [*], to develop, manufacture or commercialize, as the case may be, a comparable product for a comparable clinical indication [*] at a similar stage in its development or product life and of a similar market and potential to a Product, but without regard to the Seller’s financial obligations under this Agreement.

“Community Register of Orphan Medicinal Products” means the Community Register of Orphan Medicinal Products maintained pursuant to Article 5(9) of Regulation (EC) No 141/2000, and/or such other official EU register of designated orphan medicinal products that may from time to time replace or supplement the same.

“Conditional Approval” means regulatory authorization for Commercialization of a Product for which continued approval is contingent upon verification and description of clinical benefit in confirmatory clinical trials or other conditions or requirements set forth by the Regulatory Authority issuing the approval.

“Confidential Information” is defined in Section 8.1.

“Cumulative Royalty Payments” means, as of any date, the aggregate amount of all Royalty Payments received by the Buyer from the Seller and the amount of any Royalty Payments due but unpaid to the Buyer as of such date.

“Disclosing Party” is defined in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered to the Buyer by the Seller concurrently with the execution of this Agreement.

“Distributor” means a Third Party that (a) purchases or has the option to purchase any Product in finished form from or at the direction of the Seller or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell such Product (with or without packaging rights) in one or more regions, and (c) is not a Licensee. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.

“Dollars” or “$” refers to the lawful money of the United States of America.

“Double Tax Convention” is defined in Section 4.2(h)(ii).

“EMA” means the European Medicines Agency, or any successor agency thereto.

“Existing Product Patent Rights” is defined in Section 4.1(k)(i).

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“First Commercial Sale” means, with respect to a Product, the first sale for use or consumption by an end-user of such Product after Marketing Approval of such Product has been granted, or such marketing and sale is otherwise permitted, by any Regulatory Authority.

“Fiscal Quarter” means, for the first fiscal quarter of the Seller, the period beginning on the Closing Date and ending on the last day of the Seller’s fiscal quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive fiscal months ending on January 31, April 30, July 31, or October 31.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature. For the avoidance of doubt, “Governmental Entities” shall include Regulatory Authorities.

“Gross Sales” is defined in the definition of “Net Sales”.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such indebtedness or other obligation of the payment or performance of such indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), (b) any lien on any assets of such Person securing any indebtedness or other obligation of any other Person, whether or not such indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such indebtedness to obtain any such lien) or (c) any direct or indirect liability, contingent or not, of that Person for (i) any obligations for undrawn letters of credit for the account of that Person or (ii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Provisions” means Section 10.15, including the Parent Guarantee set forth therein, Section 5.8, Section 5.9, Section 5.15, ARTICLE I and ARTICLE X.

[*]

“ICAV” is defined in Section 4.2(h)(i).

“Improvements” means any improvement, invention or discovery relating to a Product (other than with respect to a new composition of matter), including the formulation, or the method of manufacture of a Product.

“In-License” means any license or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Intellectual Property rights of such Third Party that is necessary or reasonably useful for the research, development, manufacture, use or Commercialization of a Product.

“Indebtedness” of any Person means any indebtedness for borrowed money, any obligation evidenced by a note, bond, debenture or similar instrument, or any Guarantee of any of the foregoing.

“Indemnified Party” is defined in Section 7.2.

“Indemnifying Party” is defined in Section 7.2.

“Initial Approved Indication” means the treatment of acute hereditary angioedema attacks (on demand treatment) in adolescent and adult patients aged twelve (12) years and older or such other indication that is substantially equivalent.

“Intellectual Property” means, all of the following, in each case in any jurisdiction throughout the world: (a) any patents and patent applications (together with all extensions, adjustments, renewals, divisions, continuations, continuations-in-part, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, renewal or patent term extension or adjustment (including any supplementary protection certificate), reissues and re-examinations thereof or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing) and all proprietary rights associated therewith (collectively, “Patents”), (b) any registered or common law trademarks, trademark registrations and applications therefor, trade dress, trade names, service marks, service mark registrations and applications therefor, logos and the goodwill associated therewith, (c) any copyrightable works, copyright registrations and applications therefor, (d) any proprietary inventions, know-how, trade secrets, discoveries, improvements, designs, processes, formulae, models and techniques and other proprietary or confidential business information, in each case, to the extent qualifying as a trade secret under applicable Law (collectively, “Know-How”), (e) any websites and domain names, (f) any social media handles and other source identifiers and any applications of any of the foregoing, including any and all goodwill associated therewith, (g) any computer source code and object code versions thereof, data databases, programs and other software (including all machine readable code, documentation and related property and information) and (h) any other proprietary intellectual property rights recognized under applicable Law.

“Intellectual Property Updates” means an updated list of the Product Patent Rights in any jurisdiction throughout the Territory, including any new Patents issued or filed, amended or supplemented, relating to a Product or any abandonments or other termination of prosecution with respect to any of the Product Patent Rights, and any other material information or developments with respect to any of the Product Intellectual Property Rights.

“Intercreditor Agreement” means an intercreditor agreement among the Buyer, the Seller, any Borrower and the administrative agent, trustee or representative under any secured Indebtedness incurred by such Borrower or any agent, representative or trustee acting on behalf of the holders of such Indebtedness, in substantially the form attached hereto as Exhibit B, or in such other form as may be agreed by the Buyer, the Seller, such Borrower and any agent, representative or trustee acting on behalf of such holders, in each case, as amended, amended and restated, supplement and otherwise modified from time to time in accordance with the terms thereof.

[*]

“Inventory Updates” means a listing of wholesaler, and/or distributor, inventory levels (on both a dollar basis and unit basis) with respect to any Product.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” is defined in the definition of “Intellectual Property”.

“Knowledge of the Seller” or “the Seller’s Knowledge” means the actual knowledge of the individuals listed on Schedule 1.1 of the Disclosure Schedule, after due inquiry.

“Law” means any law, statute, rule, regulation or ordinance issued or promulgated by a Governmental Entity.

“License Revenue” means any payments or other consideration in any form received by the Seller or any of its Affiliates from a Licensee or any of its Affiliates or sublicensees under or pursuant to an Out-License of any rights relating to Sebetralstat or any sublicense under or other agreement ancillary to such Out-License, or payments received by the Seller or any of its Affiliates from a Third Party in lieu of any of the foregoing payments, in each case, except for:

(a) payments or grants received from a commercial or non-commercial Third Party, specifically to cover future reasonable, documented fully-burdened costs incurred by or on behalf of the Seller or any Affiliate after the execution of such Out-License directly attributable to the performance of research and development (including support of clinical development and preparation of regulatory submissions), and manufacturing services (including supply of clinical material) of Product, which costs are expressly covered by the Licensee (or Licensee’s Affiliates or sublicensees) under such Out-License;

(b) equity investments in the Seller or any Affiliate to the extent priced at or below fair market value; provided that in the case of common stock or its equivalent, fair market value shall be the greater of: (i) the last reported closing price of the Seller’s common stock on NASDAQ, or (ii) the 30-day volume-weighted average price of the Seller’s common stock;

(c) loans received as part of a debt financing for so long as an obligation of repayment exists; provided that if at the time any such debt becomes due, the amount of such debt that is forgiven, and, for accounting or Tax purposes (in accordance with GAAP), is booked as income to the Seller or its Affiliates, then such amount shall be deemed License Revenue hereunder;

(d) Tax credits or Tax refunds; and

(e) sales or supply of Product inventory at or below the Seller’s actual cost of goods sold; provided, however, that any mark-up from, or other amounts in excess of, the Seller’s cost of goods sold for such inventory shall be License Revenue.

Notwithstanding any provision in this Agreement to the contrary, “License Revenue” shall include, without limitation, any upfront payment, license signing fee, license maintenance fee, minimum royalty payment in excess of earned royalties, option fee, lump sum payment, distribution fee, joint marketing fee, profit share, milestone payment, and other payments. In the event the Seller or its Affiliate(s) receives non-monetary consideration, License Revenue shall be calculated based on the fair market value of such consideration at the time of the transaction (where fair market value shall be determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties), assuming an arm’s length transaction made in the ordinary course of business. To the extent that the Seller makes any offsetting payments to a Licensee (such as a true-up payment) that are specifically permitted pursuant to the Out-License (not entered into in violation of this Agreement) with such Licensee, then the License Revenue under such Out-License shall be calculated net of such payments. Without limiting clauses (a) through (e) above, to the extent that the Seller permits any Licensee to set off any payments payable pursuant to the Out-License with such Licensee against any amounts payable by the Seller to such Licensee, then the License Revenue under such Out-License shall include all such payments payable to the Seller under such Out-License without giving effect to any such setoff.

“Licensee” means, with respect to any Product, a Third Party to whom the Seller or any Affiliate of the Seller has granted a license or sublicense to Commercialize such Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Licensee Reports” is defined in Section 5.7(c).

“Lien” means any mortgage, lien, pledge, participation interest, charge, adverse claim, security interest, encumbrance or restriction of any kind, including any restriction on use, transfer or exercise of any other attribute of ownership of any kind.

“Loss” means any and all Judgments, damages, losses, claims, costs, liabilities (including, in the case of each of the foregoing, in connection with claims of infringement or misappropriation of any Intellectual Property rights of any Third Parties) and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Major Market Countries” means [*].

“Marketing Approval” means authorization by a Regulatory Authority, including the FDA, the EMA or any equivalent Regulatory Authority in the Territory or any successor agency of the foregoing, to Commercialize a Product based upon a Marketing Approval Application.

“Marketing Approval Application” means (a) a marketing authorization application filed with the FDA, the EMA, any equivalent Regulatory Authority or any successor agency of the foregoing, or (b) any other equivalent or related regulatory submission, in each case to gain approval to Commercialize a Product in any jurisdiction in the Territory, and, in each case, including any amendments and supplemental applications thereto.

“Material Adverse Effect” means (a) a material adverse effect on (i) the timing, duration or amount of the Royalty Payments, (ii) a Product, (iii) any of the Orange Book Patents, including the Seller’s rights in or to any Orange Book Patents, (iv) the legality, validity or enforceability of any provision of this Agreement, (v) the ability of the Seller to perform any of its obligations under this Agreement, (vi) the rights or remedies of the Buyer under this

Agreement, or (vii) the business of the Seller or its Affiliates or (b) an adverse effect in any material respect on the Revenue Participation Right, the Product Collateral, or the Back-Up Security Interest.

“NASDAQ” means The NASDAQ Stock Market LLC.

“NDA” means a New Drug Application submitted to the FDA in the United States in accordance with the FD&C Act with respect to a pharmaceutical product.

[*]

“Net Sales” means, with respect to each Product, the gross amount invoiced, billed or otherwise recorded for worldwide sales of such Product by or on behalf of the Seller, its Affiliates, any Distributor, any Licensee of the Seller or any of the Seller’s Affiliates (each of the foregoing Persons, for purposes of this definition, shall be considered a “Related Party”) to a Third Party in an arms-length transaction (“Gross Sales”), less the following amounts incurred in connection with such worldwide Product sales, to the extent actually incurred or accrued in accordance with GAAP consistently applied, and not reimbursed by such Third Party; provided that any given amount may be taken as a permitted deduction only once:

(A) reasonable and customary rebates, chargebacks, quantity, trade and similar discounts, credits and allowances and other price reductions reasonably granted, allowed, incurred or paid in so far as they are applied to sales of a Product;

(B) discounts (including cash, quantity, trade, governmental, and similar discounts), coupons, retroactive price reductions, charge back payments and rebates granted to managed care organizations or to federal, state and local governments, or to their agencies (including payments made under the “Medicare Part D Coverage Gap Discount Program” and the “Annual Fee for Branded Pharmaceutical Manufacturers” specific to a Product), in each case, as applied to sales of a Product and actually given to customers;

(C) reasonable and customary credits, adjustments, and allowances, including those granted on account of price adjustments, billing errors, and damage, Product otherwise not in saleable condition, and rejection, return or recall of a Product;

(D) reasonable and customary freight and insurance costs incurred with respect to the shipment of a Product to customers, in each case if charged separately and invoiced to the customer;

(E) customs duties, surcharges and other similar governmental charges incurred in connection with the exportation or importation of a Product to the extent included in the gross amount invoiced;

(F) sales, use, value-added, excise, turnover, inventory, and other similar Taxes (excluding income Taxes that are not collected via withholding at source), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable Law, in each of the foregoing cases, that the Seller (or Related Party) allocates to sales of a Product in accordance with the Seller’s (or Related Party’s) standard policies and procedures consistently applied across its products, as adjusted for rebates and refunds, imposed in connection with the sales of a Product to any Third Party, to the extent such Taxes are not paid by the Third Party;

(G) reasonable, customary and documented out of pocket amounts directly relating to co-pay programs, bridging programs or other similar patient assistance programs which may be implemented from time to time by the Seller (or Related Party);

(H) bad debt actually written off in accordance with GAAP applied to Net Sales in the period in which such receivables are written off; provided that if any such debt is thereafter paid, the corresponding amount shall be added to the Net Sales in the period in which it is paid;

(I) any (i) rebates (or other similar credits, allowances, fees or reimbursements) and (ii) price reductions under drug affordability measures, in each case mandated by a Regulatory Authority or other Governmental Entity solely to the extent (i) attributable to the manufacture or sale of Product and (ii) duly imposed by applicable Law; and

(J) other similar or customary deductions taken in the ordinary course of business as permitted in calculating net sales or net revenue (as applicable) under GAAP consistently applied. For the avoidance of doubt, such deductions shall not include any amount that is treated as an operating expense for U.S. federal income tax purposes.

Notwithstanding anything herein to the contrary, in determining the gross amount invoiced, billed or otherwise recorded for sale of any Product by any Distributor, in no event shall such gross amount exceed the gross amount invoiced, billed or otherwise recorded for sale of such Product by the Seller, its Affiliates or any Licensee of the Seller or any of the Seller’s Affiliates to such Distributor, except to the extent of any such excess that is paid by such Distributor to the Seller, its Affiliates or any Licensee of the Seller or any of the Seller’s Affiliates, which excess shall be included in such gross amount.

“Net Sales” shall also include monetary damages recovered by the Seller from a Third Party in accordance with Section 5.5(e)(ii); provided that in calculating Net Sales for any calendar year for the purpose of contributing towards meeting the Sales-Based Milestone as set forth in Section 2.2(a)(ii), such monetary damages recovered by the Seller from such Third Party shall exclude any enhanced damages, such as treble damages for willful Patent infringement (provided, that any portion of such enhanced damages attributable to lost sales shall be included for purposes of contributing towards meeting the Sales-Based Milestone as set forth in Section

2.2(a)(ii)), and shall be capped in such calendar year by an amount equal to (i) the aggregate amount of such monetary damages divided by (ii) the number of calendar years, rounded up to the nearest whole number, in which the applicable Third Party was infringing on a Product Patent Right.

For clarity, “Net Sales” will not include (i) sales or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, compassionate use, named patient use or indigent or other similar programs, reasonable quantities of Products used as samples, and Products used in the development of Products, (ii) sales or dispositions between any of the Related Parties (unless a Related Party is the final end-user of such Product), but will include subsequent sales or dispositions of Products to a non-Related Party, (iii) License Revenue (other than royalties from the sale of any Product by a Licensee that is required under any Permitted Out-License to be paid to the Buyer as Royalty Payments in accordance with Section 2.1(c) herein, provided, if paid directly to the Buyer in accordance with the terms herein shall not be double-counted as Net Sales under this Agreement), or (iv) any amounts or other consideration received by a Related Party from a Licensee, Distributor, or a non-Related Party in consideration of the grant of a co-promotion or distribution right to such non-Related Party.

With respect to sales of a Product invoiced in Dollars, Net Sales shall be determined in Dollars. With respect to sales of a Product invoiced in a currency other than Dollars, Net Sales shall be determined by converting the currencies at which the sales are made into Dollars, at rates of exchange determined in a manner consistent with the Seller’s or a Licensee’s, as applicable, method for calculating rates of exchange in the preparation of the Seller’s or such Licensee’s annual financial statements in accordance with GAAP consistently applied.

Net Sales for any Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where “A” is the weighted average invoice price of a Product contained in such Combination Product when sold separately during the applicable accounting period in which the sales of the Combination Product were made, and “B” is the combined weighted average invoice prices of all of the Other Components contained in such Combination Product sold separately during such same accounting period. If a Product contained in such Combination Product is not sold separately in finished form, the Seller and the Buyer shall determine Net Sales for such Product by mutual agreement based on the relative contribution of such Product and each Other Component in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period.

“Optional Payment” is defined in Section 2.2(b).

“Orange Book” means the FDA publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” as may be amended from time to time.

“Orange Book Patents” means the Patents listed in the Orange Book or listed in an NDA and Forms 3542a submitted with the NDA for listing in the Orange Book upon Marketing Approval by the Seller, its Affiliates or Licensees in connection with Sebetralstat.

“Other Component” is defined in the definition of “Combination Products”.

“Other License” is defined in Section 5.7(a).

“Out-License” means each license or other agreement between the Seller or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Seller or any of its Affiliates grants a license or sublicense of any Product Intellectual Property Right to market, detail, promote, sell or secure reimbursement of a Product.

“Parent” is defined in the preamble.

“Parent Guarantee” is defined in Section 10.15(b).

“Patents” is defined in the definition of “Intellectual Property”.

“Pediatric Investigation Plan” means the Paediatric Investigation Plan EMEA-002723-PIP01-19-M01 as modified or replaced from time to time.

“Permitted License” is defined in Section 5.7(a).

“Permitted Liens” means the following:

(a) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided that such Liens secure only amounts not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(c) Permitted Licenses, including any interest or title of a licensee under a Permitted License;

(d) licenses, sublicenses, leases or subleases (other than such licenses, sublicenses, leases or subleases expressly permitted under this Agreement) granted to others in the ordinary course of business or otherwise and not interfering in any material respect with the Revenue Participation Right, the Royalty Payments, the Product Rights, the Product Collateral or the Back-Up Security Interest;

(e) Liens created by, or in favor of, the Buyer;

(f) banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Seller’s and its Subsidiaries’ deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses; and

(g) Liens arising from judgments, decrees or attachments in circumstances not constituting a default.

“Permitted Out-License” means any Out-License relating to the Commercialization of a Product solely with a Permitted Third Party.

“Permitted Third Party” means a Third Party that is (a) among the [*] biopharma companies in a Major Market Country possessing the desirable market position, sales force and track-record to maximize sales of the Product, [*] as of the effective date of the applicable Permitted Out-License, as may be applicable, and, in each case, as compared to similarly situated biopharma companies in the applicable Major Market Country in which such Third Party would obtain rights to a Product pursuant to such Permitted Out-License, or (b) any other biopharma companies in a Major Market Country (other than one within the foregoing (a)) selected based on [*], in each case as reasonably determined by the Seller.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

[*]

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Product” means any and all products of the Seller, its Affiliates or Licensees incorporating Sebetralstat.

“Product Collateral” means the Seller’s rights, title and interests in (a) all Products (including all inventory of all Products), (b) the Product Rights owned, licensed or otherwise held by the Seller, and (c) any proceeds from either (a) or (b) above, including all accounts receivable and general intangibles resulting from the sale, license or other disposition of all Products by the Seller or its Licensees.

“Product Intellectual Property Rights” means any and all Intellectual Property and rights related thereto, including Product Patent Rights, that are necessary or reasonably useful in the development, manufacture, use or Commercialization of a Product.

“Product Patent Rights” means any and all Patents owned or In-Licensed by the Seller or any of its Affiliates or under which the Seller or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful in the development, manufacture, use or Commercialization of a Product, as well as existing or future Patents covering any Improvements.

“Product Rights” means any and all of the following: (a) Product Intellectual Property Rights, (b) regulatory filings, submissions and approvals, including Marketing Approval Applications, with or from any Regulatory Authorities with respect to the Products, (c) In-Licenses and (d) Out-Licenses.

“Purchase Price” means the Closing Price plus (a) to the extent the Sales-Based Milestone Payment is actually paid to the Seller, the Sales-Based Milestone Payment and (b) to the extent the Optional Payment is actually paid to the Seller, the Optional Payment.

“Purchaser” means any Third Party who acquires rights to Sebetralstat in a Sale.

“Put Option” is defined in Section 5.2(d).

“Put Price” is defined in Section 5.2(d).

“Receiving Party” is defined in Section 8.1.

“Regulatory and IP Annual Report” is defined in Section 5.1(c).

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, the EMA or such equivalent regulatory authority anywhere in the Territory, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

“Regulatory Updates” means a summary of any and all material information and developments that materially impact a Product with respect to any regulatory filings or submissions made to any Regulatory Authority.

“Related Party” is defined in the definition of “Net Sales”.

“Reports” is defined in Section 5.1(c).

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Restricted Indebtedness” mean any financing, sale, or loan of royalties on the Products, or any Indebtedness, in each case other than the following:

(a) true sales of royalty interests in one or more transactions and in connection with such true sale the Seller or its Affiliates do not grant (or purport to grant) any Lien on the Royalty Payments, the Revenue Participation Right or the Product Collateral;

(b) intercompany Indebtedness between and among the Seller and its Subsidiaries or between and among Subsidiaries of the Seller, in each case incurred in the ordinary course of business;

(c) obligations (contingent or otherwise) of the Seller or any of its Subsidiaries existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(d) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Seller or any of its Subsidiaries in the ordinary course of business to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) reasonably incurred, in connection with such refinancing;

(e) Indebtedness that is convertible or exchangeable into equity interests of the Seller or any of its Subsidiaries (other than with respect to any fractional shares, which may be repaid in cash); provided that any Lien on the Revenue Participation Right, the Royalty Payments or the Product Collateral, as applicable, securing such Indebtedness, shall be subordinated to the Buyer’s Liens on the Revenue Participation Right, the Royalty Payments or the Product Collateral, as applicable, securing the Back-Up Security Interest; and

(f) other Indebtedness hereafter incurred by the Seller or any of its Subsidiaries in the ordinary course of business; provided that the Seller or its Subsidiaries do not grant (or purport to grant) any Lien on the Revenue Participation Right, the Royalty Payments, the Product Rights or the Product Collateral.

“Revenue Participation Right” means the right to receive the Royalty Payments.

“Royalty Payments” means, for each Fiscal Quarter, an amount equal to the aggregate Net Sales of Products in the Territory during such Fiscal Quarter multiplied by the applicable Royalty Rate.

“Royalty Rate” means the percentage based on the applicable level of aggregate Net Sales of Products in the Territory in a calendar year as set forth in the chart below:

Payment Tiers based on Annual Net Sales	Royalty Rate if the Seller Does Not Elect to Receive the Optional Payment	Royalty Rate if the Seller Elects to Receive the Optional Payment
A. Annual Net Sales less than or equal to $500,000,000

5.00% until December 31, 2030; provided that after such date, the Royalty Rate for any calendar year will be determined based on Net Sales for the prior calendar year, such that (a) if Net Sales for the prior calendar year are less than $500,000,000, then the Royalty Rate for this payment tier will be 5.65% for such calendar year or (b) if Net Sales for the prior year are greater than or equal to $500,000,000, then the Royalty Rate for this payment tier will be 5.00% for such calendar year

6.00% until December 31, 2030; provided that after such date, the Royalty Rate for any calendar year will be determined based on Net Sales for the prior calendar year, such that (a) if Net Sales for the prior calendar year are less than $500,000,000, then the Royalty Rate for this payment tier will be 6.75% for such calendar year or (b) if Net Sales for the prior year are greater than or equal to $500,000,000, then the Royalty Rate for this payment tier will be 6.00% for such calendar year

B. Annual Net Sales greater than $500,000,000 and less than or equal to $750,000,000	1.10%	1.10%
C. Annual Net Sales greater than $750,000,000	0.25%	0.25%

The Royalty Rates above are incremental rates, which apply only for the respective increment of annual Net Sales described in the “Payment Tiers based on Annual Net Sales” column.

“Royalty Report” is defined in Section 5.2(b).

“Royalty Term” means for each country the period starting on the First Commercial Sale in such country and ending on the later of (a) the date that is [*] after the expiration of the last-to-expire Valid Claim of the Product Patent Rights covering the sale of Product in such country (which, for the avoidance of doubt, includes any Patent Term Extension (PTE), Supplementary Protection Certificate (SPC) and other term extensions (e.g., pediatric, orphan drug, rare disease designations) applied to such Product Patent Rights), and (b) the tenth (10th) anniversary of First Commercial Sale in such country.

“Sale” means any encumbrance, sale, transfer, assignment or other disposition, not constituting an Out-License, of any rights relating to Sebetralstat.

“Sales-Based Milestone” is defined in Section 2.2(a)(ii).

“Sales-Based Milestone Deadline” is defined in Section 2.2(a)(ii).

“Sales-Based Milestone Payment” is defined in Section 2.2(a)(ii).

“Sale Reports” is defined in Section 5.7(c).

“Sebetralstat” means the drug substance sebetralstat, described on Exhibit A hereto, and any formulations thereof.

“SEC” means the Securities and Exchange Commission.

“Seller” is defined in the preamble. References to the Seller herein shall be deemed to include any assignee of the Seller pursuant to Section 10.3.

“Seller Fundamental Representations” means the representations and warranties contained in Sections 4.1(a) (Existence; Good Standing); 4.1(b) (Authorization); 4.1(c) (Enforceability); 4.1(d)(i) (No Conflicts with Organizational Documents); 4.1(h) (Licenses) 4.1(i) (No Liens; Title to Revenue Participation Right); 4.1(k) (Intellectual Property), 4.1(m) (Solvency); 4.1(n) (Lien Related Representations and Warranties), 4.1(o) (Brokers’ Fees) and 4.1(q) (Taxes).

“Seller Indemnified Parties” is defined in Section 7.1(b).

“Seller SEC Documents” is defined in Section 4.1(p).

“SOFR” means the Secured Overnight Financing Rate.

“Subsidiary” means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled (by contract or otherwise) by the Parent or the Seller, as applicable, directly or indirectly through one or more intermediaries. For purposes hereof, the Seller shall be deemed to control (a) a corporation if the Parent or the Seller, as applicable, directly or indirectly through one or more intermediaries, owns or controls a majority of the total voting power of shares of stock entitled to vote in the election of directors of such corporation or (b) a partnership, limited liability company, association or other business entity if the Parent or the Seller, as applicable, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, in each case in the nature of a tax, including any interest, penalty or addition thereto, whether disputed or not.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Territory” means the world.

“Third Party” means any Person that is not the Seller or the Seller’s Affiliates.

“Three-Month Term SOFR” means, as of the date of determination, three-month SOFR published by the Term SOFR Administrator and identified as the forward-looking term rate based on SOFR.

“Transaction Documents” means this Agreement, any Intercreditor Agreement and any other transaction document contemplated by this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the Back-Up Security Interest or any portion thereof granted pursuant to Section 2.1(b) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UCC Financing Statements” means the UCC-1 financing statements that shall be filed by the Buyer, with the assistance of the Seller as reasonably requested by the Buyer, at or promptly following the Closing, as well as any additional UCC-1 financing statements or amendments thereto as requested by the Buyer from time to time, to record the purchase and perfect the Buyer’s security interest in the Revenue Participation Right and the Product Collateral.

“USPTO” is defined in Section 2.1(b).

“U.S. Marketing Approval” means Marketing Approval of NDA #219301 from the FDA, based on the active ingredient Sebetralstat, for the Commercialization of a Product in the United States for the Initial Approved Indication; provided that if such Marketing Approval is obtained with Conditional Approval or the FDA requires (a) any black box warning on the label for such Product, (b) any risk evaluation and mitigation strategy (REMS) with respect to such Product or (c) any change to the draft label contained in NDA #219301 that would have a Material Adverse Effect, the Seller shall not be entitled to receive the Optional Payment.

“Valid Claim” shall mean: (a) any claim of an issued and unexpired Patent included within the Product Patent Rights, that: (i) has not been revoked, canceled or held invalid or unenforceable by a court, Governmental Entity, national or regional patent office or other appropriate body that has competent jurisdiction in a decision being final and unappealable or not appealed within the time allowed for appeal; and (ii) has not lapsed or been withdrawn, abandoned, disclaimed, denied or admitted to be invalid or unenforceable; or (b) a claim of a pending Patent application included within the Product Patent Rights that is filed and being prosecuted in good faith and that has not been finally abandoned, finally rejected or finally disallowed and which has been pending for no more than [*] from the date of filing of the earliest Patent application to which such pending Patent application claims priority.

Section 1.2. Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”;

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) references to an “Article”, “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule; and

(g) references to a Law include any amendment or modification to such Law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the date of this Agreement.

ARTICLE II

PURCHASE, SALE AND ASSIGNMENT OF THE REVENUE PARTICIPATION RIGHT

Section 2.1. Purchase, Sale and Assignment.

(a) At the Closing and upon the terms and subject to the conditions of this Agreement, the Seller shall sell, transfer, assign and convey to the Buyer, without recourse (except as expressly provided herein), and the Buyer shall purchase, acquire and accept from the Seller, the Revenue Participation Right, free and clear of all Liens. Immediately upon the sale to the Buyer by the Seller of the Revenue Participation Right pursuant to this Section 2.1, all of the Seller’s right, title and interest in and to the Revenue Participation Right shall terminate, and all such right, title and interest shall vest in the Buyer, free and clear of all Liens.

(b) It is the intention of the parties hereto that the sale, transfer, assignment and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right. Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, or for any purpose characterized as, a loan from the Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. It is the intention of the parties hereto that the beneficial interest in and title to the Revenue Participation Right and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against the Seller under any Bankruptcy Laws. Each of the Seller and the Buyer hereby waives, to the maximum extent permitted by applicable Law, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale, transfer, assignment and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Revenue Participation Right under applicable Law. Accordingly, the Seller shall treat the sale, transfer, assignment and conveyance of the Revenue Participation Right as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC. Not in derogation of the foregoing statement of the intent of the parties hereto in this regard, and for the purposes of providing additional assurance to the Buyer in the event that, despite the intent of the parties hereto, the sale, transfer, assignment and conveyance contemplated hereby is hereafter held not to be a sale, the Seller does hereby grant to the Buyer, as security for the payment of amounts due to the Buyer hereunder, a first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments and a security interest in and to all right, title and interest in, to and under the Product Collateral, and this Agreement shall constitute a security agreement for the purposes of the UCC. The Seller does hereby consent and authorize the Buyer, from and after the Closing, to: (i) file UCC Financing Statements, documents required to be recorded to Regulatory Authorities for the relevant Product Rights, including U.S. Patent and Trademark Office (the “USPTO”) filings and short-form sale, security agreement or equivalent filings in any other jurisdictions, and continuation statements or filings with respect to such financing statements, agreements or filings when applicable; (ii) record the security created by this Agreement (whether the security interest itself or this Agreement, as applicable) at UK Companies House and against all relevant registered Product Intellectual Property Rights at the World Intellectual Property Office, the European Patent Office, and all Intellectual Property offices of the Major Market Countries, including the United Kingdom Intellectual Property Office and USPTO (and the Seller shall execute all such documents and do all such acts as required to facilitate such recordals) and (iii) otherwise meet the requirements of applicable Law, in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest (the “Back-Up Security Interest”) and naming the Seller as the debtor and the Buyer as the secured party in respect to the Revenue Participation Right, the Royalty Payments and the Product Collateral.

(c) Notwithstanding any provision in this Agreement to the contrary, as a condition of entering into any agreement or arrangement with any Licensee, Purchaser or other Related Party in respect of any Permitted Out-License or Sale, or any other Out-License made to a Third Party with the consent of the Buyer pursuant to Section 5.7(a), in each case relating to Commercialization of a Product in a Major Market Country in the Territory, the Seller shall (i) cause such Licensee, Purchaser or other Related Party, as may be applicable, to be contractually obligated to pay to the Seller a royalty based on net sales of Products by such Licensee, Purchaser or other Related Party in such Major Market Country that would be equal to or greater than Royalty Payments payable by the Seller to the Buyer on Net Sales under this Agreement, (ii) cause any agreement(s) with such Licensee, Purchaser or other Related Party (A) to provide the Seller with audit rights at least as favorable as the audit rights in favor of the Buyer under this Agreement, (B) to not restrict the Seller from granting security over its rights under such agreement(s), (C) to not contain any provisions that would materially prejudice or encumber the Buyer’s rights in the event of an insolvency of the Seller as set forth in this Agreement, and (D), in the event of such an insolvency of the Seller and to the extent permitted under applicable Law, to not permit such Licensee, Purchaser or other Related Party to terminate its payment obligations under such agreement(s) and (iii) use Commercially Reasonable Efforts to cause any agreement(s) with such Purchaser to provide that the Buyer is an intended third party beneficiary under such agreement with respect to such obligations to pay the Seller on behalf of the Buyer.

Section 2.2. Purchase Price; Sales-Based Milestone Payment; Optional Payment.

(a) Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to pay the purchase price as consideration to the Seller for the sale, transfer, assignment and conveyance of the Revenue Participation Right to the Buyer as follows:

(i) One Hundred Million Dollars ($100,000,000) in cash, payable in accordance with Section 3.2 (the “Closing Price”).

(ii) (x) Fifty Million Dollars ($50,000,000) in cash if the Seller does not receive the Optional Payment set forth in paragraph (b) below or (y) Fifty-Seven Million Dollars ($57,000,000) in cash if the Seller receives the Optional Payment set forth in paragraph (b) below (such payment described in clauses (x) and (y), the “Sales-Based Milestone Payment”), in either case, payable [*] after (1) the Seller’s delivery to the Buyer of written confirmation of achievement of Net Sales of at least Five Hundred Fifty Million Dollars ($550,000,000) (the “Sales-Based Milestone”) for any calendar year ended before January 1, 2031 (the “Sales-Based Milestone Deadline”) and (2) the Seller shall have paid all Royalty Payments then due and payable; provided that in the event that the Sales-Based Milestone shall not have been achieved by the Sales-Based Milestone Deadline, then the Buyer’s obligation to pay the Sales-Based Milestone Payment shall terminate.

(b) If U.S. Marketing Approval is received by September 30, 2025, the Seller may, at its option, elect to receive a payment from the Buyer in the amount of Twenty Two Million Dollars ($22,000,000) in cash (the “Optional Payment”). Within [*] of receipt of such U.S. Marketing Approval, the Seller shall notify the Buyer in writing that it has received U.S. Marketing Approval and whether it elects to receive or forego the Optional Payment. If the Seller elects to receive the Optional Payment, the Optional Payment shall be payable by the Buyer [*] after such written notice of election is received by the Buyer. If U.S. Marketing Approval is not received by September 30, 2025, or the Seller notifies the Buyer of its intention to forego the Optional Payment or fails to deliver such written notice to the Buyer within [*] of receipt of U.S. Marketing Approval, then the Buyer’s obligation to make the Optional Payment shall terminate and the Royalty Rate under the heading “Royalty Rate if the Seller Does Not Elect to Receive the Optional Payment” in the chart set forth in the definition of “Royalty Rate” shall apply.

Section 2.3. No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, the Buyer is only agreeing, on the terms and conditions set forth in this Agreement, to purchase, acquire and accept the Revenue Participation Right and is not assuming any liability or obligation of the Seller of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations are, and from and after the Closing shall be retained by and remain, obligations and liabilities of the Seller or its Affiliates.

ARTICLE III

CLOSING

Section 3.1. Closing. The Closing shall take place remotely via the exchange of documents and signatures on the date hereof.

Section 3.2. Payment of Closing Price. At the Closing, the Buyer shall deliver (or cause to be delivered) payment of the Closing Price to the Seller by electronic funds transfer or wire transfer of immediately available funds to one or more accounts specified by the Seller.

Section 3.3. Closing Deliverables of the Seller. At the Closing, the Seller shall deliver (or cause to be delivered) to the Buyer the following:

(a) a duly executed bill of sale evidencing the sale, transfer, assignment and conveyance of the Revenue Participation Right in form attached hereto as Exhibit C; and

(b) a certificate of an officer or other authorized signatory of the Seller, dated the Closing Date, certifying as to (i) the incumbency of each officer of the Seller executing this Agreement and (ii) the attached thereto copies of (A) the Seller’s organizational documents, and (B) resolutions adopted by the Seller’s Board of Directors authorizing the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Seller’s Representations and Warranties. Except as set forth on the Disclosure Schedules attached hereto, the Seller represents and warrants to the Buyer that as of the date hereof:

(a) Existence; Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of England and Wales. The Seller is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary.

(b) Authorization. The Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Seller.

(c) Enforceability. This Agreement has been duly executed and delivered by an authorized officer of the Seller and constitutes a legal, valid and binding obligation of the

Seller, enforceable against the Seller in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any provision of: (i) any organizational document of the Seller; (ii) any applicable Law or any Judgment to which the Seller or its properties or assets may be subject; (iii) any other agreement (whether written or oral), commitment or instrument to which the Seller is a party or by which the Seller is bound.

(e) Consents. Except for the consents that have been obtained on or prior to the Closing, the UCC financing statements and other filings and recordals contemplated by Section 2.1(b), or any filings required by the federal securities Laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Seller in connection with (i) the execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the consummation by the Seller of any of the transactions contemplated by this Agreement.

(f) No Litigation. Neither the Seller nor any of its Affiliates is a party to, and has not received any written notice of, any action, suit, investigation or proceeding pending before any Governmental Entity and, to the Knowledge of the Seller, no such action, suit, investigation or proceeding has been threatened against the Seller, that, individually or in the aggregate, has had or would, if determined adversely, reasonably be expected to have a Material Adverse Effect.

(g) Compliance.

(i) The Seller has not violated, is not in violation of, has not been given notice that it has violated, and, to the Knowledge of the Seller, the Seller is not under investigation with respect to its violation of, and has not been threatened to be charged with any violation of, any applicable Law or any Judgment of any Governmental Entity, court or arbitrator, which violation would reasonably be expected to result in a Material Adverse Effect.

(ii) All applications, submissions, information and data related to a Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of the Seller were true and correct in all material respects as of the date of such submission or request, and, to the Knowledge of the Seller any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable Laws or regulations have been submitted to the necessary Regulatory Authorities.

(iii) Clinical Trials conducted on behalf of the Seller or its Affiliates relating to the Products were conducted in all material respects in compliance with applicable Laws and, in all material respects, in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards. Neither the Seller nor its Affiliates has received any notices or correspondence from any Regulatory Authority or comparable authority requiring the termination, suspension, or material modification or clinical hold of any Clinical Trials conducted by or on behalf of the Seller or its Affiliates with respect to the Products.

(iv) No Governmental Entity has commenced, or threatened to initiate, any action or proceeding to place a clinical hold order on, or otherwise terminate, delay or suspend any proposed or ongoing Clinical Trials, conducted in connection with a Product.

(v) Neither the Seller nor any of its Affiliates has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or EMA or other equivalent Regulatory Authority in the Territory to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws or regulations.

(vi) Neither the Seller, its Affiliates, or to the Knowledge of the Seller, any Third Party acting on behalf of the Seller, has used in any capacity the services of a person debarred, excluded or disqualified (or convicted of any crime or engaged in any conduct for which debarment, exclusion or disqualification is mandated) under 21 U.S.C. § 335a.

(vii) The Seller has provided to the Buyer prior to the date hereof in a data room available to the Buyer true and correct copies (other than the NDA for which the Seller has provided the Buyer a materially true and correct summary) of all material written communications sent or received by the Seller and any of its Affiliates to or from any Regulatory Authorities that relate to each Product since January 1, 2022, including but not limited to any written reports or other written communications received from a Governmental Entity that would indicate that any Regulatory Authority (A) is likely to reject, condition, or delay any Marketing Approval Application, or (B) is likely to pursue any material compliance actions against the Seller.

(viii) Sebetralstat has not been the subject of a prior Marketing Approval in the Territory.

(ix) The Seller has received no information or communications and is not aware of any facts that FDA would not grant sebetralstat new chemical entity exclusivity under 21 CFR 314.108(b)(2) or Orphan Drug exclusivity under 21 CFR 316.31(a) for on demand treatment of hereditary angioedema (HAE) attacks.

(h) Licenses.

(i) In-Licenses. There are no In-Licenses.

(ii) Out-Licenses. There are no Out-Licenses.

(i) No Liens; Title to Revenue Participation Right. None of the property, assets or Product Intellectual Property Rights, in each case, that relate to a Product of the Seller or any of its Affiliates is subject to any Lien, except for Permitted Liens. The Seller has the full right to sell, transfer, convey and assign to the Buyer all of the Seller’s rights and interests in and to the Revenue Participation Right being sold, transferred, conveyed and assigned to the Buyer pursuant to this Agreement without any requirement to obtain the consent of any Person, except for the consents that have been obtained on or prior to the Closing. The claims and rights of the Buyer created by this Agreement in and to the Revenue Participation Right and any other Product Collateral are not subordinated to any creditor of the Seller or any other Person. Upon the Closing, the Buyer will have acquired good and marketable title to the Revenue Participation Right, free and clear of all Liens.

(j) Manufacturing; Supply. To the Seller’s Knowledge, all Products have, since January 1, 2022, been manufactured, transported, stored and handled in all material respects in accordance with applicable Law and applicable good manufacturing practices. Since January 1, 2022, neither the Seller nor any Affiliate of the Seller has experienced any significant failures in the manufacturing or supply of any Product. The Seller has on hand or has made adequate provisions to secure sufficient clinical quantities of all Products to complete all Clinical Trials and all activities required for Marketing Approvals, in each case, that are ongoing or planned as of the date hereof. The Seller has on hand or has made adequate provisions to secure sufficient quantities of the Products to support the commercial launch of Products in the Territory.

(k) Intellectual Property.

(i) Schedule 4.1(k)(i) of the Disclosure Schedule lists all of the currently existing Patents included within the Product Patent Rights owned or exclusively licensed by the Seller or any of its Affiliates throughout the Territory (the “Existing Product Patent Rights”), including, for each item, (A) the name of the applicant/registrant, (B) the application or registration number, (C) the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and (D) for Orange Book Patents, the expiration date. The Seller is the sole and exclusive owner of all of the Existing Product Patent Rights. No other Patents owned or licensed by the Seller or any of its Affiliates are necessary to make, have made, offer to sell, sell, have sold, use, import, distribute, Commercialize or market a Product in the Territory.

(ii) The Seller has listed all of the Existing Product Patent Rights that qualify as Orange Book Patents in its NDA, and has included accurate expiration dates for such Orange Book Patents.

(iii) Neither the Seller nor any of its Affiliates is a party to any pending ongoing, and is not aware of any threatened, litigation, interference, reexamination, reissue, inter partes review, post grant review, opposition or like procedure involving any of the Existing Product Patent Rights in any jurisdiction in the Territory.

(iv) To the Seller’s Knowledge, the Patents included in the Existing Product Patent Rights are valid and enforceable. None of the granted Patents within the Existing Product Patent Rights have lapsed, expired or otherwise been terminated as of the date hereof. Neither the Seller nor any of its Affiliates has received any written notice relating to the lapse, expiration or other termination of any of the issued Patents within the Existing Product Patent Rights, and neither the Seller nor its Affiliates has received any written legal opinion that alleges that, an issued Patent within any of the Existing Product Patent Rights is invalid or unenforceable.

(v) Neither the Seller nor any of its Affiliates has received any written notice that there is any Person, and to the Knowledge of the Seller there is no Person, who is or claims to be an inventor under any of the Existing Product Patent Rights who is not a named inventor thereof.

(vi) Neither the Seller nor its Affiliates has received any written notice of any claim by any Person challenging the ownership of, the rights of the Seller in and to, or the patentability, validity or enforceability of, any of the Existing Product Patent Rights, or asserting that the development, manufacture, importation, sale, offer for sale or use of a Product infringes, misappropriates or otherwise violates, or will infringe, misappropriate or otherwise violate such Person’s Patents or other Intellectual Property rights.

(vii) To the Knowledge of the Seller, the discovery, development manufacture, importation, sale, offer for sale or use of each Product, in each case in the form such Product exists as of the date hereof and as such activity is currently contemplated by the Seller, has not and will not, infringe, misappropriate or otherwise violate (A) any U.S. Patents or other U.S. Intellectual Property rights owned by any Third Party or (B) any valid claim of any non-U.S. Patents or other non-U.S. Intellectual Property rights owned by any Third Party.

(viii) To the Knowledge of the Seller or any of its Affiliates, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Product Intellectual Property Rights.

(ix) The Seller has paid all maintenance fees, annuities and like payments required as of the date hereof with respect to each of the Existing Product Patent Rights.

(x) The Seller has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Product Intellectual Property Rights, or in the prosecution thereof, in a fashion that would constitute fraud or a misrepresentation with respect to such application or, that would otherwise affect the enforceability of any Product Intellectual Property Rights.

(xi) Each of the Seller and its Affiliates has used reasonable efforts and taken commercially reasonable steps designed to maintain, preserve and protect its confidential Know-How and other confidential information acquired, conceived, developed, collected, compiled, generated, reduced to practice or otherwise made or used in connection with or related to the business of the Seller, including through (A) the development of a policy for the protection of Intellectual Property rights, (B) requiring all employees of the Seller and its Affiliates to execute confidentiality agreements with respect to Intellectual Property rights developed for or obtained from the Seller and its Affiliates and (C) entering into licenses and contracts that generally require licensees, contractors and other Third Parties with access to the Know-How or other confidential information to keep such Know-How or other confidential information confidential.

(xii) [*].

(l) Indebtedness; Liabilities. The Seller has (i) no outstanding Indebtedness and (ii) there are no liabilities of the Seller or its Affiliates related to a Product not incurred in the ordinary course and in excess of [*] in the aggregate.

(m) Solvency. The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is party and its authorization, execution and delivery of the Transaction Documents to which the Seller is party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Seller’s assets will be greater than the sum of its debts, liabilities and other obligations, including known contingent liabilities, (b) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured, (c) the Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including known contingent obligations, as they mature, (d) the Seller will not be unable to pay its debts as they mature, (e) the Seller has not incurred and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Seller will not have become subject to any Bankruptcy Event and (g) the Seller will not have been rendered insolvent within the meaning of any applicable Law. No step has been taken or is intended by the Seller or, to the Knowledge of the Seller, any other Person to make the Seller subject to a Bankruptcy Event.

(n) Lien Related Representation and Warranties. The Seller’s exact legal name is, and for the immediately preceding five (5) years has been, “KalVista Pharmaceuticals Limited” The Seller is, and for the prior five (5) years has been, incorporated in England and Wales . The Seller’s principal place of business is located at Porton Science Park, Bybrook Road, Porton Down, Wiltshire, United Kingdom, SP4 0BF.

(o) Brokers’ Fees. Except for fees payable to Jefferies LLC, which are being paid by the Seller, there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(p) Public Company Reporting Obligations. The Seller has filed or furnished (as applicable) with or to the SEC all registration statements, forms, reports, certifications and other documents required to be filed or furnished by the Seller with or to the SEC since January 1, 2023 (all such registration statements, forms, reports, certifications and other documents (including those that the Seller may file or furnish after the date hereof until the Closing) are referred to herein as the “Seller SEC Documents”). The Seller SEC Documents (i) were filed or furnished on a timely basis, (ii) at the time filed or furnished, were prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Documents, and (iii) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Seller SEC Documents or necessary in order to make the statements in such Seller SEC Documents, in the light of the circumstances under which they were made, not misleading. The Seller’s financial statements included within the Seller SEC Documents have been prepared in accordance with GAAP and such financial statements do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time made.

(q) Taxes. The Seller has filed (or caused to be filed) all material Tax returns and material Tax reports required to be filed under applicable Law and has paid all material Taxes required to be paid, except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to the Seller, as in effect from time to time.

(r) Disclosure. No representation or warranty made by the Seller in this Agreement or in any Transaction Document contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective buyer of the Revenue Participation Right or the Royalty Payments.

Section 4.2. Buyer’s Representations and Warranties. The Buyer hereby represents and warrants to the Seller that:

(a) Existence; Good Standing. The Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization. The Buyer has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Buyer.

(c) Enforceability. This Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d) No Conflicts. The execution, delivery and performance by the Buyer of this Agreement do not and will not conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any provision of: (i) any organizational document of the Buyer; (ii) any applicable Law or any Judgment to which the Buyer or its properties or assets may be subject; (iii) any other agreement (whether written or oral), commitment or instrument to which the Buyer is a party or by which the Buyer is bound, except, in the case of clauses (ii) and (iii), only for such breaches and defaults that, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by the Transaction Documents or perform its obligations under the Transaction Documents.

(e) Consents. Except for any consents that have been obtained on or prior to the Closing and any filings required by the federal securities Laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Buyer in connection with (i) the execution and delivery by the Buyer of this Agreement, (ii) the performance by the Buyer of its obligations under this Agreement or (iii) the consummation by the Buyer of any of the transactions contemplated by this Agreement.

(f) No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Buyer, threatened before any Governmental Entity to which the Buyer is a party that would, if determined adversely, reasonably be expected to result in a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by the Transaction Documents or perform its obligations under the Transaction Documents.

(g) Financing. The Buyer has sufficient cash to pay the Closing Price at the Closing, and the Buyer will have sufficient cash to pay the Sales-Based Milestone Payment and the Optional Payment when due and payable. The Buyer acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

(h) Tax Status.

(i) The Buyer confirms that (1) it is a Limited Partnership formed in the State of Delaware, United States of America and (2) DRI Healthcare ICAV (“ICAV”) is a company incorporated and resident for tax purposes solely in the Republic of Ireland.

(ii) (1) ICAV is a resident of the Republic of Ireland for the purposes of the double taxation convention between the United Kingdom and the Republic of Ireland (“Double Tax Convention”), as the term “resident of the Republic of Ireland” is defined under Article 4 of the Double Tax Convention and (2) [*].

(i) Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1. Reporting. From and after the date hereof, the Seller shall provide the Buyer:

(a) promptly following the end of each of the [*] periods in a calendar year, but in any event, in each case, no later than [*] after the end of such [*] period, a reasonably detailed quarterly report setting forth, with respect to such period, the Inventory Updates ([*]);

(b) promptly following the end of each calendar year, but in any event, in each case, no later than [*] after the end of such calendar year, and with respect to such same period, the Clinical Updates, and the Commercial Updates (the “Clinical and Commercial Annual Report”); and

(c) promptly following the end of each calendar year, but in any event, in each case, no later than [*] after the end of such calendar year, a reasonably detailed annual report setting forth, with respect to such same period, (i) the Regulatory Updates, and (ii) the Intellectual Property Updates (the “Regulatory and IP Annual Report”, and, collectively with the [*], the Clinical and Commercial Annual Report and the Royalty Report, the “Reports”).

(d) The Seller shall include in each Report any (i) material CMC updates and (ii) details as to the achievement of any development, sales, regulatory or other milestone event set forth in any Out-License.

(e) The Seller shall promptly notify the Buyer (and in no event more than [*] of the Seller’s Knowledge of the following events) of (i) any action, demand, suit, claim, cause of action, proceeding or investigation pending or, to the Knowledge of the Seller, threatened by or against the Seller or any of its Affiliates, or (ii) proceeding or inquiry of any Regulatory Authority pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Affiliates, in each case, related to any Product, the Product Collateral or any Transaction Document.

(f) During the term of this Agreement, in the event that the Seller or any of its Affiliates enters into any Permitted Out-License, commercialization, co-promotion, collaboration, distribution, marketing or partnering agreement with respect to Sebetralstat or the Product Collateral that grants a license with respect to the Intellectual Property covering a Product with any Affiliate of the Seller, at least [*] prior to the consummation of any such transaction, the Seller shall give the Buyer written notice thereof and will prior to such consummation cause any such Affiliate to execute and deliver to the Buyer a joinder agreement and other documents reasonably requested and satisfactory to the Buyer in order to cause such Affiliate to become a party to the applicable Transaction Documents as if such Affiliate was a party thereto as of the date hereof.

(g) The Seller shall also provide the Buyer with such additional information regarding the updates included in each Report as the Buyer may reasonably request from time to time. The Seller shall prepare and maintain and shall cause its Affiliates and Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Report. All Reports, and the Confidential Information contained therein, shall be the Confidential Information of the Seller and subject to the obligations of confidentiality set forth in ARTICLE VIII.

Section 5.2. Royalty Payments; Revenue Participation and Royalty Payment Details; Put Option; Buy-Back Option.

(a) From and after the First Commercial Sale of a Product in any country in the Territory until the expiry of the Royalty Term in such country, the Seller shall pay to the Buyer, without any setoff or offset (subject, in each case, to Section 5.12 and Section 5.13), the Royalty Payment for each Fiscal Quarter promptly, but in any event no later than [*] after the end of each Fiscal Quarter; provided that for any payments received by the Seller after the end of each Fiscal Quarter, such payment will be paid with the following Fiscal Quarter’s Royalty Payment; provided further that any adjustments to the Royalty Payment for a Fiscal Quarter based on or arising out of any discrepancies with the Seller’s Form 10-Q or Form 10-K filed with the SEC will be paid with or credited against, as applicable, the following Fiscal Quarter’s Royalty Payment. A late fee of [*] over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of the Buyer’s rights with respect to such payment default. If the Buyer has any questions regarding the Royalty Payment, or disagrees with the amount thereof, the Buyer shall contact [*], Chief Financial Officer ([*]).

(b) From and after the First Commercial Sale of a Product in any country in the Territory until the expiry of the Royalty Term in such country, for each Fiscal Quarter promptly, but in any event no later than [*] after the end of each [*], the Seller shall provide to the Buyer a report (a “Royalty Report”), in substantially the form attached to this Agreement as Exhibit D, setting forth in reasonable detail with respect to all Products, (i) Gross Sales and Net Sales (A) for the applicable [*], (B) the most recent period of [*], and (C) the calendar year to date, in each case, on a Product-by-Product basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 5.5(e), together with a reasonably detailed explanation of any deviations, deductions or changes to the calculations of Gross Sales and Net Sales as compared to the such calculations for each of the three immediately preceding Fiscal Quarters), (ii) the calculation of the Royalty Payment payable to the Buyer for the applicable [*], identifying, on a Product-by-Product basis, the number of units of each Product sold by the Seller, its Affiliates, Distributors, and each Licensee, together with a reasonably detailed explanation of any deviations, deductions or changes to such Royalty Payment as compared to the Royalty Payment for each of the [*], and (iii) if applicable, foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in the preparation of the Seller’s annual financial statements in accordance with GAAP); provided that for any Licensee Reports or Sale Reports received by the Seller after the date that is [*] after the end of each [*], the Seller shall provide to the Buyer the relevant information from such reports in the following [*] report; provided further that any adjustments to the Royalty Payment for a [*] based on or arising out of any discrepancies with the Seller’s Form 10-Q of Form 10-K filed with the SEC will be paid with or credited against, as applicable, the following [*] Royalty Payment.

(c) Any payments required to be made by either party under this Agreement shall be made in Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.

(d) If the Seller enters into a definitive agreement with a Person that is not an Affiliate of the Seller to consummate a Change of Control, the Buyer shall have the option (the “Put Option”) at any time during the period from the date of the consummation of such Change of Control until the date that is the earlier of (i) [*] following such Change of Control and (ii) December 31, 2026 to require the Seller to repurchase from the Buyer one hundred percent (100%) of the Revenue Participation Right for a cash purchase price (the “Put Price”), if positive, equal to the result of the product of (A) (x) one and one-half (1.5) multiplied by (y) the Purchase Price actually received by the Seller prior to the payment by the Seller to the Buyer of the Put Price, minus (B) the Cumulative Royalty Payments actually received by the Buyer at the time of payment of the Change of Control. The Buyer may exercise the Put Option by delivering to the Seller written notice thereof. If the Buyer exercises the Put Option, the Seller shall promptly but no later than [*] following the provision of such notice to the Seller, purchase from the Buyer all of the Buyer’s rights to the Revenue Participation Right for the Put Price. The payment of the Put Price shall be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by the Buyer, to the account to which the Royalty Payments were transmitted or are to be transmitted pursuant to Section 5.2. Upon Buyer’s receipt of the Put Price, (1) all rights of the Buyer under Section 5.2 and Section 5.12 shall immediately terminate; (2) except as set forth in Section 9.3, all rights and obligations of the parties hereunder shall automatically without any further action of the parties be deemed to be released and irrevocably terminated; and (3) the Buyer shall take such actions as are reasonably requested by the Seller to evidence the termination of such provisions, including the termination of the Back-Up Security Interest. Notwithstanding any of the foregoing to the contrary, in the event that the Put Option is exercised during any Fiscal Quarter during which the Seller has earned Net Sales and would otherwise be obligated to make a Royalty Payment to the Buyer, the Seller shall be obligated to make all Royalty Payments otherwise due in accordance with Section 5.2 for all such earned Net Sales up to the date the Seller remits the Put Price to the Buyer, and such Put Price shall include the foregoing amount of such final Royalty Payment in the calculation of Cumulative Royalty Payments for the Put Price.

(e) If at any time during the period from the date hereof until December 31, 2026 (the “Buy-Back Window”), (x) the Seller enters into a definitive agreement with a Person that is not an Affiliate of the Seller to consummate a Change of Control, (y) [*] or (z) as of December 31, 2026, [*] (each of clauses (x) through (z), a “Buy-Back Option Trigger Event”), the Seller shall have the option (the “Buy-Back Option”) to repurchase from the Buyer one hundred percent (100%) of the Revenue Participation Right for a cash purchase price (the “Buy-Back Price”) equal to the result of the product of (i) (A) one and one-half (1.5) multiplied by (B) the Purchase Price actually received by the Seller prior to the payment by the Seller to the Buyer of the Buy-Back Price, minus (ii) the Cumulative Royalty Payments actually received by Buyer at the time of payment of the Buy-Back Price. The Seller may exercise the Buy-Back Option solely during the Buy-Back Window, by delivering to the Buyer written notice thereof. In the event of an exercise of the Buy-Back Option pursuant to a “Buy-Back Option Trigger Event” described in clause (x) of such definition, the Seller’s right and obligation to consummate the repurchase of the Revenue Participation Right following the exercise of the Buy-Back Option shall be contingent upon the consummation of such Change of Control during the Buy-Back Window; if such Change of Control is not consummated during the Buy-Back Window, the exercise of such Buy-Back Option shall be void and the Seller’s right to repurchase Buyer’s Revenue Participation Right shall automatically terminate. If the Seller exercises the Buy-Back

Option, the Seller shall promptly but no later than [*] following the consummation of such Change of Control or the Seller’s exercise of the Buy-Back Option pursuant to another Buy-Back Option Trigger Event, as applicable, purchase from the Buyer all of the Buyer’s rights to the Revenue Participation Right for the Buy-Back Price. The payment of the Buy-Back Price shall be made by wire transfer of immediately available funds to one or more accounts specified by the Buyer or, if not timely designated by Buyer, to the account to which the Royalty Payments were transmitted or are to be transmitted pursuant to Section 5.2. Upon Buyer’s receipt of the Buy-Back Price, (a) all rights of the Buyer under Section 5.2 shall immediately terminate; and (b) except as set forth in Section 9.3, all rights and obligations of the parties hereunder shall automatically without any further action of the parties be deemed to be released and irrevocably terminated. Notwithstanding any of the foregoing to the contrary, in the event that the Buy-Back Option is exercised during any Fiscal Quarter during which the Seller has earned Net Sales and would otherwise be obligated to make a Royalty Payment to the Buyer, the Seller shall be obligated to make all Royalty Payments otherwise due in accordance with Section 5.2 for all such earned Net Sales up to the date the Seller remits the Buy-Back Price to the Seller, and such Buy-Back Price shall include the foregoing amount of such final Royalty Payment in the calculation of Cumulative Royalty Payments for the Buy-Back Price.

Section 5.3. Disclosures. Except for a press release previously approved in form and substance by the Seller and the Buyer or any other public announcement using substantially the same text or disclosing substantially the same substance as such press release, neither the Buyer nor the Seller shall, and each party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably direct the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance, and the disclosing party shall consider any such comments in good faith and use commercially reasonable efforts to seek such confidential treatment, as applicable). Without limiting the foregoing, the Buyer acknowledges that it will be necessary for the Seller to file this Agreement with the SEC regarding the terms of this Agreement in its reports filed with the SEC, and the Seller agrees that it will provide the Buyer a reasonable opportunity to review and comment on any proposed redactions to the copy of this Agreement to be filed with the SEC, which comments the Seller shall consider in good faith.

Section 5.4. Inspections and Audits of the Seller. Following the Closing, upon at least [*] written notice and during normal business hours, no more frequently than [*] per calendar year, the Buyer may cause an inspection and/or audit by an independent public accounting firm reasonably acceptable to the Seller to be made of the Seller’s books of account for the [*] prior to the audit [*]. Upon the Buyer’s reasonable request, no more frequently than [*] per calendar year while any Out-License remains in effect, the Seller shall use Commercially

Reasonable Efforts to exercise any rights it may have under any Out-License relating to a Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto [*]. All of the out-of-pocket expenses of any inspection or audit requested by the Buyer hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne solely by the Buyer, unless the independent public accounting firm determines that Royalty Payments previously paid during the period of the audit were underpaid by an amount greater than [*] of the Royalty Payments actually paid during such period, in which case such expenses shall be borne by the Seller. Any such accounting firm shall not disclose the confidential information of the Seller or any such Licensee relating to a Product to the Buyer, except to the extent such disclosure is necessary to determine [*]. All information obtained by the Buyer as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE VIII. If any audit discloses any underpayments by the Seller to the Buyer, then such underpayment, shall be paid by the Seller to the Buyer within [*] of it being so disclosed. If any audit discloses any overpayments by the Seller to the Buyer, then the Seller shall have the right to credit the amount of the overpayment against each subsequent [*] Royalty Payment due to the Buyer until the overpayment has been fully applied. If the overpayment is not fully applied prior to the final [*] Royalty Payment due hereunder, the Buyer shall promptly refund an amount equal to any such remaining overpayment.

Section 5.5. Intellectual Property and Regulatory Matters.

(a) The Seller shall, at its sole expense, either directly or by causing any Licensee to do so, use Commercially Reasonable Efforts to take such actions (including taking legal action to specifically enforce the applicable terms of any In-License or Out-License), and prepare, execute, deliver and file any and all agreements, documents or instruments which are necessary or reasonably useful to diligently prosecute and maintain, and avoid disclaimer or abandonment of, the Product Patent Rights (owned or exclusively licensed by the Seller or any of its Affiliates). The Seller shall use Commercially Reasonable Efforts to ensure that all patent applications corresponding to the Product Patent Rights (owned or exclusively licensed by the Seller or any of its Affiliates) are diligently prosecuted. In connection with any such prosecution of Product Patent Rights that could affect the timing, duration, or amount of the Revenue Participation Right, the Seller shall provide the Buyer with drafts of all substantive submissions and advise the Buyer of all material actions to be taken in advance of making such filings or taking such actions so that the Buyer may provide comments and the Seller shall reasonably consider such comments. After first U.S. Marketing Approval of Sebetralstat, the Seller shall submit for listing in the Orange Book any Patent included in the Product Patent Rights (owned or exclusively licensed by the Seller or any of its Affiliates) that issues and is eligible to be listed in the Orange Book within [*] of the issue date of such Patent. Notwithstanding the foregoing, the Seller shall not select any Patent for term extension, including Patent Term Extension (PTE) and Supplementary Protection Certificate (SPC) or other equivalent process in any jurisdiction in the Territory, without obtaining the prior written approval of the Buyer (not to be unreasonably withheld). The Seller shall use Commercially Reasonable Efforts to diligently file and prosecute applications to extend patent term for the Product upon Marketing Approval, including, for patent term extension, supplementary certificate protection and the like, within the applicable deadline in the relevant jurisdiction for filing such applications. The Seller shall use Commercially Reasonable Efforts to diligently defend or assert the Product Intellectual Property Rights (owned or exclusively licensed by the Seller or any of its Affiliates) against infringement by any other Persons, and against any claims of invalidity (including any reexamination, inter partes review, post grant review, opposition, or like proceeding) or unenforceability, including, without limitation and where reasonable to do so based on the chances of success and the cost of doing so, by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a Third Party for declaratory judgment of non-infringement or non-interference. Without limiting any other obligation of the Seller under this Section 5.5(a), the Seller shall (i) bring and prosecute infringement actions in response to a notification of certification made under paragraph IV of 21 U.S.C. §355(j)(2)(A)(vii) or §355(b)(2)(A) with respect to any Orange Book Patent and shall bring the action for patent infringement within [*] of receipt of the notification of certification under 21 U.S.C. §355(j)(5)(B)(iii) or §355(c)(3)(C), (ii) defend the Orange Book Patents against any claim of invalidity, unenforceability or non-infringement, and (iii) not disclaim or abandon any Orange Book Patent.

(b) The Seller shall provide to the Buyer a copy of any written notice received by the Seller from a Third Party alleging or claiming that the making, having made, using, importing, offering for sale or selling of a Product infringes or misappropriates any Patents or other Intellectual Property rights of such Third Party, together with copies of material correspondence sent or received by the Seller related thereto, as soon as practicable and in any event not more than [*] following such delivery or receipt.

(c) The Seller shall promptly inform the Buyer of any infringement by a Third Party of any Product Intellectual Property Right (owned or exclusively licensed by the Seller or any of its Affiliates) of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware. Without limiting the foregoing, the Seller shall provide to the Buyer a copy of any written notice of any infringement or suspected infringement of any Product Patent Rights delivered or received by the Seller, as well as copies of material correspondence related thereto, including any notice of a paragraph IV certification, as soon as practicable and in any event not more than [*] following such delivery or receipt.

(d) Within [*] of initiating, or permitting a Licensee to initiate, an enforcement action regarding any suspected infringement by a Third Party of any Product Intellectual Property Right (owned or exclusively licensed by the Seller or any of its Affiliates), the Seller shall provide the Buyer with written notice of such enforcement action. In connection with any such enforcement action, the Seller shall provide the Buyer with drafts of all substantive submissions and advise the Buyer of all material actions to be taken in advance of making such filings or taking such actions so that the Buyer may provide comments and the Seller shall reasonably consider such comments. Until the date that the Buyer has received from the Seller Royalty Payments that, in the aggregate, are equal to or greater than [*].

(e) If the Seller recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Product Intellectual Property Rights relating to a Product, where such damages, whether in the form of judgment or settlement, are awarded for such infringement of such Product Intellectual Property Rights, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller (or any party to an In-License or Permitted Out-License of such Product Intellectual Property Rights entitled to such reimbursement under any such In-License or Out-License) in bringing such action (including all reasonable attorney’s fees) and (ii) any residual amount of such damages after application of (i) will be treated as Net Sales; provided that in apportioning the amount of any such residual amount of such damages after application of clause (i) that constitute Net Sales for each calendar year for which the applicable Third Party was infringing on a Product Patent Right, such monetary damages recovered by the Seller from such Third Party shall, in such calendar year, be equal to [*].

(f) The Seller shall ensure that all Orange Book Patents meet the statutory and regulatory criteria for listing in the Orange Book.

(g) At least [*] prior to submission to the EMA of the results of any studies conducted in compliance with the Pediatric Investigation Plan for Sebetralstat in the European Union, the Seller shall consult with the Buyer regarding [*], [*]. [*]:

(i) [*]

(ii) [*]

Section 5.6. In-Licenses.

(a) The Seller shall promptly (and in any event within [*]) provide the Buyer with (i) executed copies of any In-License entered into by the Seller or its Affiliates, and (ii) executed copies of each amendment, supplement, modification or written waiver of any provision of any In-License.

(b) The Seller shall use Commercially Reasonable Efforts to comply in all material respects with its obligations under any In-Licenses it enters into and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within [*], after receipt of any (written or oral) notice from a counterparty to any In-License or its Affiliates of an alleged material breach under any In-License, the Seller shall provide the Buyer a copy thereof. The Seller shall use its Commercially Reasonable Efforts to cure any material breaches by it under any In-License and shall give written notice to the Buyer upon curing any such breach. The Seller shall provide the Buyer with written notice following becoming aware of a counterparty’s material breach of its obligations under any In-License. The Seller shall not terminate any In-License without providing the Buyer prior written notice. Promptly, and in any event within [*] following the Seller’s notice to a counterparty to any In-License of an alleged breach by such counterparty under any such In-License, the Seller shall provide the Buyer a copy thereof.

Section 5.7. Permitted Licenses; Sales.

(a) The Seller may not enter into any Out-License other than a Permitted Out-License without the Buyer’s prior written consent (not to be unreasonably withheld). Subject to compliance with this Section 5.7, the Seller may enter into (i) a Permitted Out-License or (ii) an agreement to research, develop or manufacture any Product in all or any portion of the Territory, in each case without the Buyer’s prior written consent (“Other License”); provided that (A) such Permitted Out-License or Other License, as may be applicable, shall not assign or otherwise convey title to or impose any Lien, other than the grant of the license or sublicense in favor of any Third Party without the Buyer’s prior written consent, and (B) for a Permitted Out-License in respect of the Commercialization of a Product, the Seller shall comply with the requirements set forth in Section 2.1(c) (any such Permitted Out-License or Other License, a “Permitted License”). The Seller may enter into any definitive agreement with respect to any Sale, subject to compliance with the requirements set forth in Section 2.1(c) and Section 5.7(c) with respect to such Sale; provided further that, notwithstanding any provision in this Agreement to the contrary, for any Sale made to a Third Party that constitutes a Change of Control pursuant to clauses (a) or (b) of the definition of “Change of Control”, the Seller shall (i) not be required to obtain the Buyer’s consent or comply with Section 2.1(c) or Section 5.7(c) and (ii) be required to cause the purchaser in such Sale to assume all of the rights and obligations of the Seller under this Agreement and such purchaser shall be deemed an assignee of the Seller under this Agreement.

(b) The Seller shall promptly (and in any event within [*]) provide the Buyer with (i) executed copies of each Sale or definitive agreement (and all ancillary agreements underlying or related to such Sale) with respect to any Sale, as may be applicable, and (ii) executed copies of each amendment, supplement, modification or written waiver of any material provision of a Permitted License or of any definitive agreement (and ancillary and related agreements thereto) with respect to any Permitted License, as may be applicable.

(c) The Seller shall include in all Permitted Out-Licenses, or definitive agreements with respect to any Sale, as may be applicable, provisions (i) requiring the Licensee or Purchaser (as applicable) to provide to the Seller all information that the Seller is required to provide in the Royalty Reports within the same time frame as required under Section 5.2(b), including but not limited to Gross Sales and Net Sales for the applicable [*], on a Product-by-Product basis (including a detailed break-down of all permitted deductions from Gross Sales used to determine Net Sales and any Net Sales described in Section 5.5(e)) (collectively, the “Licensee Reports” (or “Sale Reports” in respect of any Purchaser)), (ii) allowing the Seller to provide such Licensee Reports or Sale Reports (as applicable) to the Buyer (and the Seller hereby covenants to provide such Licensee Reports or Sale Reports (as applicable) promptly to the Buyer but in no event later than delivery of the respective Royalty Report under Section 5.2(b)), and (iii) for inspection and audit rights in favor of the Seller no less favorable in nature and scope as provided to the Buyer pursuant to Section 5.4.

(d) The Seller shall provide the Buyer prompt (and in any event within [*]) written notice of a material breach by a Licensee or Purchaser (as applicable) (or of its obligations under any Permitted Out-License or definitive agreement with respect to any Sale, as may be applicable), of which any of the individuals named in the definition of “Knowledge of the Seller” (or the successors of such Person at the Seller) becomes aware.

(e) The Seller shall provide the Buyer with written notice promptly (and in any event within [*]) following the termination of any Permitted Out-License or of definitive agreements with respect to any Sale, as may be applicable.

Section 5.8. Restricted Indebtedness; Secured Indebtedness.

(a) [*], the Parent shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Restricted Indebtedness.

(b) Prior to the incurrence by the Parent, the Seller or any of their respective Subsidiaries of any Indebtedness for borrowed money secured by a Lien on the assets of the Parent, the Seller or any of their respective Subsidiaries permitted under this Agreement (each such Person, in such capacity, a “Borrower”), the Buyer shall enter, and the Parent shall cause each Borrower to enter and cause the creditor(s), or any agent, representative or trustee acting on behalf of such creditor(s), to enter into an Intercreditor Agreement. Any such Intercreditor Agreement shall be subject to the prior written consent of the Buyer (such consent to not be unreasonably withheld, conditioned or delayed).

Section 5.9. Liens. The Parent and the Seller shall not, and shall not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon the Royalty Payments, the Revenue Participation Right or the Product Collateral, other than (i) Liens in favor of the Buyer pursuant to the Transaction Documents and (ii) Permitted Liens.

Section 5.10. Development, Marketing and Commercialization.

(a) The Seller shall use Commercially Reasonable Efforts, in each case throughout the Territory, to (i) complete clinical development of Sebetralstat, (ii) obtain and maintain Marketing Approvals for all Products for the Initial Approved Indication, (iii) conduct and complete any post-marketing Clinical Trials required by the FDA, EMA, any equivalent Regulatory Authority or any successor agency of the foregoing as a condition for any Marketing Approval and (iv) Commercialize all Products. In furtherance of the foregoing, the Seller shall use Commercially Reasonable Efforts to prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain each such Marketing Approval required to Commercialize all Products throughout the Territory and the Seller shall use Commercially Reasonable Efforts to not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any such Marketing Approval in any jurisdiction in the Territory. If the Seller does not obtain U.S. Marketing Approval by [*], the Buyer shall have the right but not the obligation to provide guidance and make strategy recommendations, including through its agents or consultants, regarding the strategy, additional clinical testing, written and oral communications with FDA, including participating in meetings with FDA, and any other filings necessary to obtain Marketing Approval, and the Seller shall reasonably consider such guidance and strategy recommendations.

Section 5.11. Continuing Efforts; Further Assurances.

(a) After the Closing, the Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement. After the Closing, the Seller shall use its Commercially Reasonable Efforts to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any material contract in respect of the Revenue Participation Right or the Product Collateral.

(b) The Buyer and the Seller shall cooperate and provide assistance as reasonably requested by the other party, at the expense of such other party (other than expenses that are Losses subject to indemnification in accordance with ARTICLE VII), in connection with any Third Party litigation, arbitration or other Third Party proceeding with respect to the Revenue Participation Right or the Product Collateral (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Revenue Participation Right or the Product Collateral, or the transactions described herein or therein.

Section 5.12. Non-Impairment; Back-Up Security Interest. Notwithstanding any provision in this Agreement to the contrary, the Seller shall not, and the Seller shall use Commercially Reasonable Efforts to reasonably ensure that any Licensee or Purchaser, as may be applicable, shall not (i) enter into any contracts or arrangement or otherwise take any action or fail to act in a manner that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Buyer’s interest in the Revenue Participation Right or the Back-Up Security Interest, and (ii) take any action or engage in any transaction (or series of actions or transactions), whether by reorganization, transfer of assets, merger, dissolution, amendment of organizational documents or otherwise, the primary purpose or the effect of which is to evade, avoid or seek to avoid the performance or observance of the covenants, agreements or obligations of the Seller under the Transaction Documents (or of a Licensee in any Permitted Out-License or Purchaser in any definitive agreements for a Sale, in each case in respect of the Revenue Participation Right, Royalty Payments or the Product Collateral). During the term of the Agreement, the Seller shall, at all times until its obligations under the Transaction Documents are paid and performed in full, grant in favor of the Buyer, and take such additional actions as reasonably requested by the Buyer to ensure that the Buyer has a valid, continuing, first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right and the Royalty Payments and a security interest in and to all right, title and interest in, to and under the Product Collateral in accordance with the terms set forth in Section 2.1; provided that the parties agree that the entry into any agreement evidencing any secured Indebtedness expressly permitted hereunder, which shall be subject to and in compliance with an Intercreditor Agreement, shall be deemed to not materially and adversely affect the Buyer’s interest in the Revenue Participation Right or the Back-Up Security Interest. The Seller shall not, without providing [*] prior written notice to the Buyer and otherwise taking any steps that in the Buyer’s reasonable discretion would be necessary, appropriate or convenient to maintain the recording of the purchase and the perfection of the security interests granted to the Buyer under the Transaction Documents, change its name, address, jurisdiction of organization or form of organization.

Section 5.13. Certain Tax Matters.

(a) The Seller and the Buyer agree that for Tax purposes, (a) the Seller and the Buyer shall treat the transactions contemplated by this Agreement as a sale of the Revenue Participation Right, (b) subject to receipt of a duly executed IRS Form W-8BEN-E certifying the Seller’s entitlement to benefits under the U.S. – U.K. Income Tax Convention, the Closing Price and Sales-Based Milestone Payment will not be subject to U.S. withholding Tax; and (c) any and all amounts remitted by the Seller to the Buyer after the Closing Date pursuant to this Agreement shall be treated as received by the Seller as agent for the Buyer. The Seller shall not, by reason of its duties and functions hereunder, be deemed to be acting as a partner of or to be engaged in a joint venture, association or syndication with, the Buyer for tax purposes. The parties hereto agree not to take any position that is inconsistent with the provisions of this Section 5.13(a) on any Tax return or in any audit or other tax-related administrative or judicial proceeding unless the other party hereto has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions. If there is an inquiry by any Governmental Entity of the Buyer or the Seller related to the treatment described in this Section 5.13(a), the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 5.13(a).

(b) Any and all payments by or on account of any obligation of the Seller shall be made free and clear of and without withholding or deduction for any Taxes; provided that if the Seller shall be required by Law to withhold or deduct any Tax from any such payment, then Seller shall withhold or deduct such Taxes as are required by Law and pay over such Taxes to the appropriate Taxing authority; and [*], [*]. [*].

(c) [*].

(d) [*].

Section 5.14. Use of Proceeds. The Seller shall use proceeds received from the Buyer pursuant to this Agreement in support of the development of the Product Intellectual Property Rights and development and Commercialization of all Products.

Section 5.15. Parent Obligations. In the event that (i) the Seller does not have the requisite power, rights or authority to perform any obligation of the Seller under this Agreement and (ii) the Parent or any Subsidiary of the Parent does have the requisite power, rights or authority to perform such obligation, the Parent shall, or shall cause its applicable Subsidiary or Subsidiaries to, take such actions as are reasonably necessary to perform such obligation.

ARTICLE VI

BANKRUPTCY EVENTS

If the Seller becomes subject to any Bankruptcy Event, the obligation of the Buyer to make payments in accordance with Section 2.2 shall terminate and [*] shall become immediately due and payable by the Seller to the Buyer, in each case without further act of the Buyer. Any payment payable pursuant to this ARTICLE VI shall be presumed to be the liquidated damages sustained by the Buyer, and the parties hereto agree that such payment is reasonable under the circumstances currently existing. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE SELLER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PAYMENT SET FORTH IN THIS ARTICLE VI. The parties hereto expressly agree that (i) such payment is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (ii) such payment shall be payable notwithstanding the then prevailing market rates at the time such payment is made, (iii) the parties hereto shall be estopped hereafter from claiming differently than as agreed to in this ARTICLE VI and (iv) such payment represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Buyer and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Buyer or profits lost by the Buyer as a result of a Bankruptcy Event. The parties hereto expressly acknowledge and agree that such payment is a material inducement to the Buyer to enter into this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1. General Indemnity. From and after the Closing:

(a) the Seller hereby agrees to indemnify, defend and hold harmless the Buyer and its Affiliates and its and their directors, managers, members, partners, trustees, officers, agents and employees (the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Buyer Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Seller in this Agreement or the other Transaction Documents, and (ii) any breach of any of the covenants or agreements of the Seller in this Agreement or the other Transaction Documents; and

(b) the Buyer hereby agrees to indemnify, defend and hold harmless the Seller and its Affiliates and its and their directors, officers, agents and employees (the “Seller Indemnified Parties”) from, against and in respect of all Losses suffered or incurred by the Seller

Indemnified Parties to the extent arising out of or resulting from (i) any breach of any of the representations or warranties of the Buyer in this Agreement or the other Transaction Documents, and (ii) any breach of any of the covenants or agreements of the Buyer in this Agreement or the other Transaction Documents.

Section 7.2. Notice of Claims. If either a Buyer Indemnified Party, on the one hand, or a Seller Indemnified Party, on the other hand (such Buyer Indemnified Party on the one hand and such Seller Indemnified Party on the other hand being hereinafter referred to as an “Indemnified Party”), has suffered or incurred any Losses for which indemnification may be sought under this ARTICLE VII, the Indemnified Party shall so notify the other party from whom indemnification is sought under this ARTICLE VII (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding is asserted or instituted by or against a Third Party with respect to which an Indemnified Party intends to claim any Loss under this ARTICLE VII, such Indemnified Party shall, promptly [*] after it becomes aware of such claim, action, suit or proceeding, notify the Indemnifying Party of such claim, action, suit or proceeding and tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by an Indemnified Party to give notice and to tender the defense of such claim, action, suit or proceeding in a timely manner pursuant to this Section 7.2 shall not limit the obligation of the Indemnifying Party under this ARTICLE VII, except to the extent such Indemnifying Party is actually prejudiced thereby.

Section 7.3. Claim Procedures. In case any such action is brought against an Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party will not be liable to such Indemnified Party under this Section 7.3 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an Indemnified Party shall have the right to retain its own counsel reasonably satisfactory to the Indemnifying Party, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such Indemnified Party or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel. It is agreed that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such Indemnified Parties. The

Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which shall not be unreasonably withheld, conditioned, or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned, or delayed, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

Section 7.4. Limitations on Liability. Except for claims arising from a breach of confidentiality obligations under ARTICLE VIII or in cases of fraud, gross negligence, or willful misconduct, no party hereto shall be liable for any consequential, punitive, special or incidental damages under this ARTICLE VII (and no claim for indemnification hereunder shall be asserted) as a result of any breach or violation of any covenant or agreement of such party (including under this ARTICLE VII) in or pursuant to this Agreement. In connection with the foregoing, the parties hereto acknowledge and agree that (a) the Buyer’s damages, if any, for any such action or claim will include Losses for Royalty Payments that the Buyer was entitled to receive in respect of its ownership of the Royalty Payments but did not receive timely or at all due to such indemnifiable event and (b) the Buyer shall be entitled to make claims for all such missing or delayed Royalty Payments as Losses hereunder, and such missing or Royalty Payments shall not be deemed consequential, punitive, special, indirect or incidental damages.

Section 7.5. Exclusive Remedy. Except as set forth in ARTICLE VI and Section 10.10, from and after Closing, the rights of the parties hereto pursuant to (and subject to the conditions of) this ARTICLE VII shall be the sole and exclusive remedy of the parties hereto and their respective Affiliates with respect to any Losses (whether based in contract, tort or otherwise) resulting from or relating to any breach of the representations, warranties covenants and agreements made under this Agreement or any certificate, document or instrument delivered hereunder, and each party hereto hereby waives, to the fullest extent permitted under applicable Law, and agrees not to assert after Closing, any other claim or action in respect of any such breach. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this ARTICLE VII.

Section 7.6. Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE VII will be treated as an adjustment to the Purchase Price to the fullest extent permitted by applicable Tax Law.

Section 7.7. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing and shall terminate on the date that is the [*] anniversary of the Closing Date; provided, however, that the Seller Fundamental Representations shall survive the Closing and shall terminate on the date that is the [*] anniversary of the Closing Date.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1. Confidentiality. Except as provided in this ARTICLE VIII, Section 10.4 or otherwise agreed in writing by the parties, the parties hereto agree that, during the term of this Agreement and for [*] thereafter, each party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates without the use of or reference of the Confidential Information; or

(e) is subsequently disclosed to the Receiving Party by a Third Party that, to the knowledge of the Receiving Party, is not subject to obligations of confidentiality with respect thereto.

Section 8.2. Authorized Disclosure.

(a) Either party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i) prosecuting or defending litigation;

(ii) complying with applicable Laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court of competent jurisdiction or other Governmental Entity;

(iv) for regulatory, Tax or customs purposes;

(v) for audit purposes; provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure;

(vi) disclosure to its Affiliates and Representatives on a need-to-know basis; provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure;

(vii) upon the prior written consent of the Disclosing Party;

(viii) disclosure to its potential investors, and other sources of funding, including debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and nonuse prior to any such disclosure;

(ix) as is necessary in connection with an actual or potential permitted assignment pursuant to Section 10.3.

(b) Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.2(a)(i), (ii), (iii) or (iv), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, the Buyer shall not file any patent application based upon or using the Confidential Information of the Seller provided hereunder.

ARTICLE IX

TERMINATION

Section 9.1. Mutual Termination. This Agreement may be terminated by mutual written agreement of the Buyer and the Seller.

Section 9.2. Automatic Termination. Unless earlier terminated as provided in this ARTICLE IX, this Agreement shall continue in full force and effect until [*] after such time as the Seller is no longer obligated to make any Royalty Payments under this Agreement, at which point this Agreement shall automatically terminate, except with respect to any rights that shall have accrued prior to such termination.

Section 9.3. Survival. Notwithstanding anything to the contrary in this ARTICLE IX, the following provisions shall survive termination of this Agreement: Section 5.3 (Disclosures), Section 5.4 (Inspections and Audits of the Seller), ARTICLE VII (Indemnification), ARTICLE VIII (Confidentiality), this Section 9.3 (Survival) and ARTICLE X (Miscellaneous). Termination of the Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

ARTICLE X

MISCELLANEOUS

Section 10.1. Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 10.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, facsimile, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 10.2:

If to the Seller, to it at:

KalVista Pharmaceuticals, Inc.
55 Cambridge Parkway
Suite 901E
Cambridge, Massachusetts, 02142
Attention: General Counsel
Chief Financial Officer
E-mail: [*]

with a copy to:

Fenwick & West LLP
555 California St, Floor 12
San Francisco, CA 94104
Attention: [*]
E-mail: [*]

If to the Buyer, to it at:

DRI Healthcare Acquisitions LP
c/o DRI Capital Inc.
First Canadian Place
100 King St. West, Suite 7250
P.O. Box 62
Toronto, ON M5X 1B1
Attn: Legal Department
Email: [*]

with a copy to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention: [*]

Email: [*]

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when sent, if by email with PDF attachment, with an acknowledgement of receipt being produced by the recipient’s email account, or (c) one (1) Business Day following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 10.3. Assignment. The Seller may not assign in whole or in part this Agreement or any of its rights or obligations hereunder without the Buyer’s prior written consent, in its sole discretion, except for in connection with a Sale or Permitted Out-License, and only if upon closing any such transaction, the Seller causes such Purchaser or Licensee, as applicable, to deliver a writing to the Buyer in which it assumes all of the obligations of the Seller to the Buyer under this Agreement, and such Purchaser or Licensee shall be deemed an assignee of the Seller under this Agreement. Following the Closing, the Buyer may only assign its obligations or rights under this Agreement to an Affiliate and shall not be entitled to assign any of its obligations and rights under this Agreement to a Third Party without prior written consent of the Seller, in its sole and absolute discretion; provided, however, that the Buyer may assign, delegate or otherwise transfer, in whole or in part, its obligations or rights under this Agreement in connection with an acquisition, merger or change of control of the Buyer without the consent of the Seller; provided further that following the earlier of the date (i) the Buyer has made the Sales-Based Milestone Payment and the Optional Payment to the Seller, in each case, to the extent required under Section 2.2 or (ii) the obligation of the Buyer to make the Sales-Based Milestone Payment and/or the Optional Payment, has terminated, each, as may be applicable, in accordance with Section 2.2 hereof, the Buyer may assign, without the consent of the Seller, its obligations and rights under this Agreement to any Person, including to any Third Party or to one or more of its Affiliates. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Without limiting the foregoing, in the event of any assignment by the Buyer, the assignee shall comply with the covenants, and be bound by the provisions, set forth in Section 5.13. Any purported assignment in violation of this Section 10.3 shall be null and void.

Section 10.4. Amendment and Waiver.

(a) This Agreement may be amended, modified or supplemented only in a writing signed by each of the parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party hereto granting such waiver.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 10.5. Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto. As of the date hereof, that certain Non-Disclosure Agreement between the Buyer and the Seller, dated as of June 26, 2024 is hereby terminated without further force and effect, superseded by ARTICLE VIII of this Agreement and all obligations between the parties relating to confidentiality shall be governed by ARTICLE VIII of this Agreement.

Section 10.6. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller and the Buyer and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder, except that the Indemnified Parties shall be third party beneficiaries of the benefits provided for in Section 7.1.

Section 10.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any other jurisdiction.

Section 10.8. Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE BUYER AND THE SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE BUYER AND THE SELLER HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE BUYER AND THE SELLER HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF SUCH NEW YORK STATE AND FEDERAL COURTS. THE BUYER AND THE SELLER AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE BUYER OR THE SELLER IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO SECTION 10.2.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE BUYER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HEREBY JOINTLY AND SEVERALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. EACH OF THE PARTIES REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY GIVEN.

Section 10.9. Severability. If any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any situation in any jurisdiction, then, to the extent that the economic and legal substance of the transactions contemplated hereby is not affected in a manner that is materially adverse to either party hereto, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and the enforceability and validity of the offending term or provision shall not be affected in any other situation or jurisdiction.

Section 10.10. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other party will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to seek to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each of the parties further agrees that, in the event of any action for specific performance in respect of such breach of violation, it will not assert the defense that a remedy at law would be adequate.

Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 10.12. Relationship of the Parties. The relationship between the Buyer and the Seller is solely that of purchaser and seller, and neither the Buyer nor the Seller has any fiduciary or other special relationship with the other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Buyer and the Seller as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Buyer and the Seller agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Entity.

Section 10.13. Intercreditor Agreement. Notwithstanding any provision in this Agreement to the contrary, the Liens and Back-Up Security Interest granted to the Buyer and its successors and assigns pursuant to this Agreement and the exercise of any right or remedy by the Buyer and its successors and assigns hereunder shall be subject to the provisions of any Intercreditor Agreement. If there is conflict between the terms of an Intercreditor Agreement and the terms of this Agreement with respect to the Liens, security interests or the exercise of any right or remedy of the Buyer or any holder of any Indebtedness that is a party to an Intercreditor Agreement, then the terms of such Intercreditor Agreement will control.

Section 10.14. Expenses. All fees, costs and expenses (including any legal, accounting, financial advisory and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of the Transaction Documents and to consummate the transactions contemplated thereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 10.15. Parent Guarantee.

(a) The Parent represents and warrants that: (i) the Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware; (ii) the Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; (iii) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Parent; (iv) this Agreement has been duly executed and delivered by an authorized officer of the Parent and constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law); (v) the execution, delivery and performance by the Parent of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, any provision of: (A) any organizational document of the Parent; (B) any applicable Law or any Judgment to which the Parent or its properties or assets may be subject; (C) any other agreement (whether written or oral), commitment or instrument to which the Parent is a party or by which the Parent is bound; (vi) no consent, approval, license order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by the Parent in connection with the execution, delivery and performance by the Parent of this Agreement, and (vii) the Parent has the financial capacity to pay and perform its obligations pursuant to the Parent Guarantee, and all funds necessary for the Parent to pay and perform its obligations pursuant to the Parent Guarantee shall be available to the Parent for so long as the Parent Guarantee shall remain in effect.

(b) As a material inducement to the Buyer’s willingness to enter into this Agreement and perform its obligations hereunder, the Parent (i) hereby unconditionally guarantees the due and punctual payment and performance of all of the Seller’s obligations and commitments under this Agreement and any related documents, and (ii) hereby further covenants to procure and cause the Seller to take such actions necessary to support and duly complete the due and punctual payment and performance of the Seller’s obligations and commitments under this Agreement and any related documents in relation to the Buyer’s exercise of its rights and remedies under this Agreement and any related documents (collectively, (i) and (ii) this “Parent Guarantee”). This Parent Guarantee is an irrevocable guarantee of payment and performance (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any other Transaction Document, any assumption of any such guaranteed obligations by any other party or Person or any other act or event that might otherwise operate as a legal or equitable discharge of the Parent. The Parent hereby waives all its rights to subrogation arising out of any payment or performance by the Parent under this Parent Guarantee. The obligations of the Parent hereunder shall be absolute and unconditional, and shall not be affected by or contingent upon (a) the merger or consolidation of the Seller with or into any corporation or other Person, or any sale or transfer by the Seller of all or any part of its or their property or assets, (b) a Bankruptcy Event affecting the Seller, or (c) any modification, alteration, amendment, supplement, waiver or addition of or to this Agreement or any related document. The Parent hereby waives all suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by the Buyer and, generally, all demands and notices of every kind in connection with this Parent Guarantee, and the Seller’s obligations in this Agreement and any related documents hereby guaranteed, and which the Parent may otherwise assert against the Buyer. This Parent Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the obligations of the Seller under this Agreement or any related document is rescinded or must otherwise be restored or returned by the Seller upon a Bankruptcy Event of the Seller or otherwise. The Parent acknowledges that each of the waivers set forth in this Parent Guarantee is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted and required by applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective representatives thereunto duly authorized as of the date first above written.

SELLER KALVISTA PHARMACEUTICALS LIMITED
By	/s/ Benjamin Palleiko
Name: Benjamin Palleiko
Title: Director

BUYER DRI HEALTHCARE ACQUISITIONS LP
By: DRC Management III LLC 2 Its: General Partner
By	/s/ Grant Cellier
Name: Grant Cellier
Title: Manager

Solely for the purposes of the Guarantor Provisions, KALVISTA PHARMACEUTICALS INC.
By	/s/ Benjamin Palleiko
Name: Benjamin Palleiko
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Description of Sebetralstat

[*]

B-1

Exhibit B

Form of Intercreditor Agreement

[*]

B-1

Exhibit C

Bill of Sale

[*]

[Signature Page to Bill of Sale]

Exhibit D

Form of [*] Royalty Report

[*]